Exhibit 22
LIST OF GUARANTOR SUBSIDIARIES

The following subsidiaries of Tenneco Inc. (the "Company") were, as December 31, 2020, guarantors of the Company's 5.375% senior unsecured notes due December 15, 2024 and 5% senior unsecured notes due July 15, 2026 (collectively, the “Senior Unsecured Notes”):

Guarantors of the Senior Unsecured Notes

Tenneco Automotive Operating Company Inc.
Tenneco International Holding Corp.
Tenneco Global Holdings Inc.
The Pullman Company
TMC Texas Inc.
Clevite Industries Inc.
DRiV Automotive Inc.
Federal-Mogul Motorparts LLC
Federal-Mogul Powertrain LLC
Federal-Mogul Financing Corporation
Federal-Mogul Piston Rings, LLC
Federal-Mogul Powertrain IP LLC
Federal-Mogul Ignition LLC
Felt Products MFG Co. LLC
Federal-Mogul Valve Train International LLC
Federal-Mogul Sevierville, LLC
Muzzy-Lyon Auto Parts LLC
Federal-Mogul Chassis LLC
Federal-Mogul World Wide LLC
Carter Automotive Company LLC
Beck Arnley Holdings LLC
F-M Motorparts TSC LLC
F-M TSC Real Estate Holdings LLC
Federal-Mogul Products US LLC